UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Online Resources Corporation

(Name of Registrant as Specified In Its Charter)

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ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, VA 20151
April 29, 2011

Dear Stockholder:

On behalf of the Board of Directors and management, we cordially invite you to attend our 2011 Annual Meeting of Stockholders to be held at 2:00 P.M. (EDT) on Friday, June 17, 2011 at the Company’s headquarters, located at 4795 Meadow Wood Lane, Chantilly, VA 20151. The attached notice of 2011 Annual Meeting and proxy statement describe the business we will conduct at the meeting and provide information about Online Resources Corporation that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

John C. Dorman
Chairman of the Board

ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, Virginia 20151

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

The Stockholders of Online Resources Corporation:

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting” or the “meeting”) of Online Resources Corporation (the “Company”) will be held on Friday, June 17, 2011 at 2:00 P.M. (EDT) at the Company’s headquarters located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151, for the following purposes:

1.  To elect two directors to serve three-year terms expiring 2014.

2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2011.

3.  Advisory vote on executive compensation.

4.  Advisory vote on the frequency of the advisory vote on executive compensation.

5.  To consider any other business that is properly presented at the meeting.

All stockholders are cordially invited to attend the 2011 Annual Meeting in person. However, whether or not you plan to attend the meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure your representation and the presence of a quorum at the meeting. If you submit your proxy and then decide to attend the meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Stockholders of record as of the close of business on April 25, 2011 (the “Record Date”) are the only stockholders entitled to notice of, and to vote at, the 2011 Annual Meeting. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Company’s Secretary at 4795 Meadow Wood Lane, Chantilly, Virginia 20151.

In order to obtain directions to attend the 2011 Annual Meeting in person, please call Beth Halloran, our Senior Director of Corporate Communications, at 703-653-2248.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2011.

Pursuant to new rules promulgated by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to these proxy statement materials (which includes this proxy statement and a proxy card) both by sending you this full set of proxy materials and by notifying you of the availability of such materials on the Internet. Accordingly, the proxy statement and a proxy card are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas J. Ball
General Counsel and Corporate Secretary
Chantilly, Virginia
April 29, 2011

YOUR VOTE IS EXTREMELY IMPORTANT

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy/voting instruction card. Please use the accompanying envelope, which requires no postage if mailed in the United States. Alternatively, if you own shares in “street name” through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy/voting instruction form. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from that record holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (i) ALL THE BOARD’S NOMINEES FOR DIRECTOR UNDER PROPOSAL 1 ON THE PROXY CARD, (ii) RATIFICATION OF KPMG AS THE COMPANY’S AUDITORS FOR 2011 UNDER PROPOSAL 2 ON THE PROXY CARD, (iii) THE ADVISORY VOTE ON OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM UNDER PROPOSAL 3 ON THE PROXY CARD, AND (iv) THE ADVISORY VOTE “EVERY YEAR” UNDER PROPOSAL 4 ON THE PROXY CARD.

ONLINE RESOURCES CORPORATION
4795 Meadow Wood Lane
Chantilly, Virginia 20151

PROXY STATEMENT FOR ONLINE RESOURCES CORPORATION
2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE 2011 ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because Online Resources Corporation’s Board of Directors (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the 2011 Annual Meeting and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the 2011 Annual Meeting.

On April 29, 2011, we began sending this proxy statement, the attached notice of meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, you can find a copy of our 2010 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.orcc.com.

Who Can Vote?

Only stockholders who owned Online Resources common stock at the close of business on April 25, 2011 (the “Record Date”) are entitled to vote at the 2011 Annual Meeting. On the Record Date, there were 31,748,839 shares of Online Resources common stock outstanding and entitled to vote, and 75,000 shares of Series A-1 Preferred Stock outstanding, convertible into 4,621,570 shares of Online Resources common stock and entitled to vote on an as-converted basis.

You do not need to attend the 2011 Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any registered stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Online Resources common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the 2011 Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the 2011 Annual Meeting. If you are a registered stockholder, that is your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will not be voted.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a legal proxy from the broker or other nominee and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a legal proxy from your broker. You will also need to sign a ballot in order to have your vote counted.

How Does the Board of Directors Recommend that I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	FOR all the Board’s nominees for director under Proposal 1 on the proxy card; and

•	FOR ratification of KPMG as the Company’s auditors for 2011 under Proposal 2 on the proxy card; and

•	FOR the proposed advisory vote on executive compensation under Proposal 3 on the proxy card; and

•	FOR the proposed advisory vote on executive compensation “every year” under Proposal 4 on the proxy card.

If any other matter is presented at the 2011 Annual Meeting, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that are to be acted on at the 2011 Annual Meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above, only your latest Internet or telephone vote will be counted;

•	notifying Online Resources’ Secretary in writing before the 2011 Annual Meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. You must also execute a new proxy card or ballot in order to revoke a previously voted proxy card.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” your shares will not be voted. For this reason, we encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.

What Vote is Required to Approve the Proposals?

For Proposal 1, the nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or vote FOR some of the nominees and WITHHOLD your vote from the other nominees.

For Proposal 2, the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of KPMG as the Company’s auditors. Abstentions will have the same effect as a vote against the proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Therefore, any shares not voted by a customer will be treated as a broker non-vote.

With respect to Proposals 3 and 4, the results of the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation will not be binding on the Company or the Board of Directors. The Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation and decisions regarding the frequency of future advisory votes on executive compensation.

What Effect Do Withhold Votes, Abstentions and Broker Non-Votes Have on the Proposal?

At the 2011 Annual Meeting, abstentions have the same effect as votes “AGAINST” the proposals. A broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the proposal before the 2011 Annual Meeting, absent instructions from the beneficial owners of such shares. Thus, if you do not give your broker specific instructions, your shares will not be voted on these matters.

We urge you to provide instructions to your broker so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card and returning your voting instruction card to your broker to ensure that your shares are voted on your behalf.

Is Voting Confidential?

We will keep all the proxy cards, ballots and voting tabulations private. We will only let our Inspectors of Election and Broadridge Financial Solutions (“Broadridge”), our proxy distributor, examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies, including expenses in connection with preparing and mailing this proxy statement. Broadridge will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy materials to such beneficial owners, and we will reimburse Broadridge for the expenses. Our Directors and employees also may solicit proxies using the Internet, telephone, fax, email or in person. We will not pay our employees and Directors any additional compensation for these services.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our stock (including our Series A-1 Preferred Stock calculated on an as-converted common stock equivalent basis) entitled to vote at the Record Date is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Where Do I Attend the Meeting?

The 2011 Annual Meeting will be held at 2:00 P.M. (EDT) on Friday June 17, 2011 at our headquarters, located at 4795 Meadow Wood Lane, Chantilly, Virginia 20151. When you arrive at our headquarters, signs will direct you to the appropriate meeting rooms. You need not attend the 2011 Annual Meeting in order to vote. In order to obtain directions to attend the 2011 Annual Meeting in person, please call Beth Halloran, Our Senior Director of Corporate Communications, at 703-653-2248. If you attend the 2011 Annual Meeting and you are a registered stockholder, you may also submit your vote in person and any previous votes that you submitted by proxy will be superseded by the vote that you cast at the 2011 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 25, 2011 for (a) the executive officers named in the Summary Compensation Table set forth elsewhere in this Annual Report, (b) each of our current directors and past directors who served during 2010, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 25, 2011 pursuant to the exercise of options or warrants or the conversion of other securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the owners of our common stock named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 31,748,839 shares of common stock outstanding on April 25, 2011.

	Shares Beneficially
	Owned
Name and Address**	Number	Percent

Dimensional Fund Advisors, Inc.(1) 6300 Bee Cave Road Building 1 Austin, TX 78746-5833	2,125,000	6.7%
Tennenbaum Capital Partners, LLC(2) 2951 28th Street, Suite 1000 Santa Monica, CA 90405	8,432,970	23.2%
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	2,345,779	7.4%
Stephen S. Cole(4)	53,231	*
John C. Dorman(5)	42,252	*
Edward D. Horowitz(6)	19,671	*
Bruce A. Jaffe(7)	20,170	*
Donald Layden(8)	9,939	*
Michael E. Leitner(9)	8,432,970	23.2%
Ervin R. Shames(10)	84,838	*
William H. Washecka(11)	59,785	*
Barry D. Wessler(12)	66,156	*
Joseph L Cowan(13)	214,132	*
Raymond T. Crosier(14)	81,713	*
Catherine A. Graham(15)	312,029	*
All directors and executive officers serving during 2010 as a group (12 persons)(16)	9,396,886	25.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only. The address for our directors and executive officers is c/o Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, VA 20151.

(1)	This information is based solely on a Schedule 13G filed by Dimensional Fund Advisors, Inc. (“Dimensional”) with the SEC for the reporting date December 31, 2010. Dimensional, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(2)	This information is based solely on a Schedule 13D filed by Tennenbaum Capital Partners LLP (“TCP”) with the SEC for the reporting date December 31, 2010. TCP may be deemed the beneficial owner of these shares.

(3)	This information is based solely on a Form 13G filed by Wellington Management Company LLP (“Wellington”) with the SEC for the reporting date December 31, 2010. Wellington, in its capacity as investment advisor, may be deemed the beneficial owner of these shares, which are owned by investment advisory client(s). To our knowledge no such client is known to have such right or power with respect to more than five percent of the common stock outstanding.

(4)	Includes 22,431 shares issuable upon exercise of options to purchase common stock and 4,814 restricted stock units 2,407 vesting on June 8, 2011 and 2,407 vesting on September 8, 2011.

(5)	Includes 4,140 shares issuable upon exercise of options to purchase common stock and 10,978 restricted stock units 2,562 vesting on June 8, 2011, 5,854 vesting on June 15, 2011 and 2,562 vesting on September 8, 2011. Mr. Dorman was elected to serve on our Board of Directors effective May 15, 2009 and had been our interim Chief Executive officer from April 2010 to June 2010.

(6)	Includes 4,140 shares issuable upon exercise of options to purchase common stock and 4,814 restricted stock units 2,407 vesting on June 8, 2011 and 2,407 vesting on September 8, 2011.

(7)	Includes 4,140 shares issuable upon exercise of options to purchase common stock and 4,969 restricted stock units 2,485 vesting on June 8, 2011 and 2,484 vesting on September 8, 2011.

(8)	Includes 4,969 restricted stock units 2,485 vesting on June 8, 2011 and 2,484 vesting on September 8, 2011.

(9)	Mr. Leitner serves on the Board of Directors as the designee of the holders of our Series A-1 Preferred Stock for whom Tennenbaum Capital Partners serves as the advisor. This information is based solely on Schedule 13D filed by TCP with the SEC for the reporting date December 31, 2010. He disclaims any beneficial ownership of these shares.

(10)	Includes 42,220 shares issuable upon exercise of options to purchase common stock and 5,124 restricted stock units 2,562 vesting on June 8, 2011 and 2,562 vesting on September 8, 2011.

(11)	Includes 27,753 shares issuable upon exercise of options to purchase common stock and 5,278 restricted stock units 2,639 vesting on June 8, 2011 and 2,639 vesting on September 8, 2011.

(12)	Includes 23,740 shares issuable upon exercise of options to purchase common stock and 5,278 restricted stock units 2,639 vesting on June 8, 2011 and 2,639 vesting on September 8, 2011.

(13)	Includes 214,132 restricted stock units 53,533 vesting on June 15, 2011, 53,533 vesting on June 15, 2012, 53,533 vesting on June 15, 2013, and 53,533 vesting on June 15, 2014,. Mr. Cowan was appointed President and Chief Executive Officer on June 15, 2010.

(14)	Mr. Crosier was appointed as our interim Chief Executive Officer on December 14, 2009. Mr. Crosier resigned as our interim Chief Executive Officer, President and Chief Operating Officer on April 21, 2010. This information is based on Mr. Crosier’s Form 4 filed on April 5, 2010 and includes 267,191 shares issuable upon the exercise of options to purchase common stock. Of the total shares, 6,250 and 1,400 shares are held of record by Deborah Crosier (Mr. Crosier’s wife) and Jennifer Wisdom (Mr. Crosier’s daughter), respectively. The total shares do not reflect any activity that may have occurred subsequent to the filing.

(15)	Includes 182,441 shares issuable upon the exercise of options to purchase common stock and 44,267 restricted stock units 6,163 vesting on May 11, 2011, 7,291 vesting on January 1, 2012, 6,163 vesting on May 11, 2012, and 24,650 vesting on May 11, 2013.

(16)	Includes 778,397 shares issuable upon the exercise of options to purchase common stock and 10,941 restricted stock units vesting on August 1, 2010. See also notes 5 through 17 above for further details concerning such options and restricted stock units. Includes 4,621,570 shares issuable upon the conversion of convertible preferred stock.

BOARD OF DIRECTORS AND OFFICERS

Composition of the Board

Our Bylaws provide that our business is to be managed by or under the direction of our Board of Directors. The members of our Board of Directors are divided into three classes for purposes of election. Our practice has been to elect one class, representing about one-third of the members of the Board, at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of nine members, classified into three classes as follows: (1) John C. Dorman, Edward D. Horowitz, and Bruce A. Jaffe constitute a class with a term ending at the 2012 annual meeting (the “Class I Directors”); (2) Donald W. Layden, Jr., Ervin R. Shames, and Barry D. Wessler constitute a class with a term ending at the 2013 Annual Meeting (the “Class II Directors”); and (3) William H. Washecka, Joseph L. Cowan, and Stephen S. Cole constitute a class with a term ending at the upcoming 2011 Annual Meeting (the “Class III Directors”). Michael E. Leitner serves on the Board as the designee of the holders of our Series A-1 Preferred Stock for whom Tennenbaum Capital Partners, LLC serves as the advisor and was elected to the Board by its then sitting members in December 2006. He is not a member of a class.

Stephen S. Cole has informed the Board that he has decided not to stand for reelection but will continue to serve the remainder of his term, which will expire at the 2011 Annual Meeting of Shareholders on June 17, 2011. The Board of Directors has determined that it will not fill the vacancy and will reduce the number of members of the Board of Directors from ten to nine effective as of the conclusion of the June 17, 2011 Annual Meeting.

Nominees

The Governance Committee recommended and the Board of Directors voted to nominate William H. Washecka and Joseph L. Cowan to stand for election at the 2011 Annual Meeting, each of whom has consented to be nominated, has consented to be named in this proxy statement and to serve, if elected. The directors elected by the stockholders at the annual meeting to serve on the Board will serve until the 2014 annual meeting of stockholders, and until their successors are elected and qualified.

Since Mr. Washecka and Mr. Cowan are currently directors of the Company, detailed information regarding their background is included in the “Director Information” section below.

Director Information

Set forth below are the names of the directors whose terms do not expire this year and the persons nominated for election to the Board of Directors at the annual meeting, their ages, their offices in Online Resources Corporation, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position

John C. Dorman	60	Chairman of the Board and Chairman of the Governance Committee
Stephen S. Cole	61	Director
Joseph L. Cowan	62	Director, President and Chief Executive Officer
Edward D. Horowitz	63	Director
Bruce A. Jaffe	46	Director
Donald W. Layden, Jr.	53	Director
Michael E. Leitner	43	Director
Ervin R. Shames	70	Director and Chairman of Management Development and Compensation Committee
William H. Washecka	63	Director and Chairman of Audit Committee
Barry D. Wessler	67	Director and Chairman of Risk Management Committee

John C. Dorman has served as our Chairman of the Board since June 2010. Previously Mr. Dorman was our Co-Chairman from January 2010 through June, 2010, and served as our interim Chief Executive Officer from April

2010 through June 2010. He has been a director since May 2009. Mr. Dorman is a private investor. From October 1998 to August 2003, he served as Chief Executive Officer of Digital Insight Corporation, and served on the board of directors of Digital Insight until the company was acquired in 2007 by Intuit Inc. Mr. Dorman served as Senior Vice President of the Global Financial Services Division of Oracle Corporation from August 1997 to October 1998 and Chairman and Chief Executive Officer of Treasury Services Corporation, a provider of modeling and analysis software for financial institutions, from 1983 to 1997. Mr. Dorman received a B.A. from Occidental College and an M.B.A. from the University of Southern California. Mr. Dorman’s prior experience as Chief Executive Officer of Digital Insight Corporation, a longtime competitor, gives him insight into the Company’s competitive positioning and future prospects.

Joseph L. Cowan currently serves as our President and Chief Executive Officer since June 2010, and has been a director since June 2010. From June 2009 to June 2010, Mr. Cowan served as a consultant with Vector Capital, a venture capital investment firm. Mr. Cowan served as chief executive officer and a member of the Board of Directors of Interwoven Inc., a provider of content management software, from April 2007 until its acquisition by Autonomy, Inc. in March 2009. He served as chief executive officer and a director of Manugistics Group, Inc., a provider of supply chain management software, from July 2004 to July 2006. From November 2002 to December 2003, Mr. Cowan served as president and chief executive officer and a director of EXE Technologies, Inc., a provider of supply chain execution and warehouse management systems. From April 2001 to November 2002, he served as president and chief executive officer of Invensys Automation & Information Systems, a business unit of Invensys plc. From July 2000 to April 2001, Mr. Cowan served as president and chief executive officer of Wonderware, a business unit of Invensys plc, and from April 1998 to July 2000 he served as senior vice president, sales and marketing, of Wonderware. Mr. Cowan currently serves as a director of Blackboard Inc., a leading provider of enterprise software applications and related services to the education industry Mr. Cowan received a BS degree from Auburn University and an MS degree from Arizona State University.

Stephen S. Cole has been a director since May 2005 and will serve until the expiration of his current term on June 17, 2011. Mr. Cole served as the President and Chief Executive Officer of YMCA of Metropolitan Chicago from 2001 until his retirement in August 2009. From 1986 to 2001, Mr. Cole was President and Chief Executive Officer of Cash Station, Inc., an electronic banking company. For the prior 14 years, Mr. Cole served in a variety of management positions at First National Bank of Chicago. He serves as a director emeritus of Electronic Funds Transfer Association. During the past five years, Mr. Cole has served as a director of EPAY, Inc. and Optiscan Technologies, Inc. Mr. Cole received a B.A. from Lake Forest College. Mr. Cole has decades of experience in the electronic payments industry.

Edward D. Horowitz has been a director since May 2009. Since May 2008, Mr. Horowitz has provided financial, advisory and technology consulting services through Edslink, LLC, a company which he founded. From May 2005 until May 2008, Mr. Horowitz was the President and Chief Executive Officer of SES Americom, a commercial satellite provider, and a member of the executive committee of its parent company, SES Global. Between July 2000 and May 2005, Mr. Horowitz provided financial, advisory and technology consulting services through Edslink, LLC. From January 1997 to July 2000, Mr. Horowitz was Executive Vice President of Citigroup’s Advanced Development unit, and Chairman of Citigroup’s e-Citi unit. In January 2011 Mr. Horowitz was elected non-executive Chairman of the Board of Fairpoint Communications where he chairs the Compensation Committee and is a member of the Governance Committee. Mr. Horowitz received a B.S. from City College of New York and an M.B.S. from Columbia University. Mr. Horowitz’s prior experience as Chairman of Citibank’s electronic banking unit, as well as his general experience as a chief executive, gives him insight into the Company’s competitive positioning, operations and future prospects.

Bruce A. Jaffe has been a director since May 2009. Since May 2010, Mr. Jaffe has served as CFO and Executive Vice President of Corporate Development for Glam Media, Inc., a leader in digital media brand advertising. Since March 2008, Mr. Jaffe has been the General Manager of Three Point Group, LLC, an entity through which he provides consulting and advisory services. From December 2005 until February 2008, Mr. Jaffe held the position of Corporate Vice President, Corporate Development at Microsoft Corporation. From April 2003 until December 2005, he was Corporate Vice President and Chief Financial Officer, MSN Division at Microsoft Corporation. Mr. Jaffe is currently a Guest Lecturer at the University of Washington Michael G. Foster School of Business. Mr. Jaffe received a B.S. from the University of California, Berkeley and an M.B.A. from Stanford University.

Mr. Jaffe’s financial background, and his experience valuing acquisition opportunities, enhances the Company’s ability to evaluate business lines and strategic opportunities.

Donald W. Layden, Jr. has been a director since May 2010. Since October 2009, Mr. Layden has served as an advisor to Warburg Pincus, LLC, a principal investment firm, and as a partner at Quarles & Brady, LLP, a Milwaukee, WI-based law firm. From October 2004 until October 2009, Mr. Layden was president of the International Group and senior executive vice president of Corporate Development of Metavante Technologies, Inc., a banking and payments technology company now a part of Fidelity National Information Services, Inc. From March 2008 to October 2009, he also served as General Counsel and Secretary of Metavante Technologies, Inc. From 2000 until 2004, Mr. Layden served as President of NuEdge Systems, LLC, a marketing automation solutions provider. Mr. Layden serves as a director of Firstsource Solutions Limited and FEI Behavioral Health. Mr. Layden received a B.A. in Economics and Political Science from Marquette University and a J.D. from Marquette University Law School. Mr. Layden’s experience in the banking and payments technology industry provides an important perspective on the Company’s competitive positioning and future prospects.

Michael E. Leitner has been a director since February 2007, serving as the designee of the holders of our Series A-1 Preferred Stockholders for whom TCP is the advisor. Mr. Leitner has served as a managing director of TCP since 2007, and was a partner of TCP from 2005 to 2007. Prior to joining TCP, Mr. Leitner served as Senior Vice President of Corporate Development for WilTel Communications from 2004 to 2005 and as President and Chief Executive Officer of GlobeNet Communications from 2002 to 2004. Mr. Leitner also has held senior corporate development positions with Microsoft Corporation and 360 Networks and was a Vice President in the M&A group at Merrill Lynch. Mr. Leitner currently serves as the designee of TCP on the boards of directors of ITCDeltaCom, Inc., Anacomp, Inc. and Integra Communications, Inc. During the past five years, Mr. Leitner has also served on the boards of directors of Wild Blue Communications and Ticketmaster, Inc. Mr. Leitner holds a B.A. in Economics from the University of California, Los Angeles and a M.B.A. from the University of Michigan. Mr. Leitner’s financial background, and his experience valuing acquisition opportunities, enhances the Company’s ability to evaluate financial and strategic opportunities.

Ervin R. Shames has been a director since January 2000. From 1996 to 2008 he was a visiting lecturer in consumer marketing at the University of Virginia’s Darden School of Business. From 1993 to 1995, Mr. Shames served as President and Chief Executive Officer of Borden, Inc., a consumer marketing company. Previously, he served as President of both General Foods USA and Kraft USA. He also served as Chairman, President and Chief Executive Officer of Stride Rite Corporation. Mr. Shames currently serves on the board of directors of Choice Hotels International, where he is lead independent director and chair of the compensation committee and a member of the audit and governance committees, and Select Comfort Corporation, where he is a member of the compensation committee. Mr. Shames holds a B.S./B.A. from the University of Florida and an M.B.A. from Harvard University. Mr. Shames’ consumer marketing expertise provides with additional insight into targeting end users of our services, and his deep understanding of executive compensation issues permits us to maximize the retention of our management talent.

William H. Washecka has been a director since February 2004 and currently serves on the board of directors of Authentech, Inc. From November 2004 to December 2006, he served as Chief Financial Officer of Prestwick Pharmaceuticals, which specialized in therapies for central nervous system disorders and was acquired by Biovale Corporation in 2008. From 2001 until 2002, Mr. Washecka served as Chief Financial Officer for USinternetworking, Inc., an enterprise and e-commerce software service provider. Previously, Mr. Washecka was a partner with Ernst & Young LLP, which he joined in 1972. During the past five years, Mr. Washecka serves on the board of Authentech, Inc.,where he is Chairman of the Board and audit committee chair. Previously, he served on the board of Audible, Inc. which was acquired by Amazon in 2008. He has a B.S. in accounting from Bernard Baruch College of New York and completed the Kellogg Executive Management Program. Mr. Washecka’s decades of experience in auditing and accounting improve our internal controls over financial reporting, enhancing the quality of our public financial disclosures.

Barry D. Wessler served as a Co-Chairman of the Board from January 2010 to July 2010, and has been a director since May 2000. Since 1995 Dr. Wessler has been a computer and communications consultant. Previously, Dr. Wessler co-founded GTE Telenet, an early packet switch service company (now Sprint Data). He also served as CEO of Plexsys International, a cellular telephone infrastructure manufacturer, and President of NetExpress, an international facsimile network company. In the 1960’s, while at the Advanced Research Projects Agency,

Dr. Wessler directed research for ARPANet, the forerunner of the Internet. Dr. Wessler has a B.S.E.E. and M.S.E.E. from M.I.T. and a Ph.D. in Computer Science from the University of Utah. Dr. Wessler’s advanced degrees in engineering and computer science, his foundational work on the creation of the Internet, and his experience with the confluence of telecommunications and technology give him a unique and comprehensive understanding of the Company’s business.

Director Independence

Our Board of Directors has determined that all of its members are independent from management under the current standards promulgated by the SEC and by the Nasdaq Global Select Market, with the exception of Joseph L. Cowan and except for John C. Dorman during his service as interim CEO.

Executive Sessions

The independent directors are required under our corporate governance guidelines to meet in executive session without management or any inside directors, and do so at least four times each year.

Board Leadership

The Board is led by its Chairman, Mr. John C. Dorman. The Board maintains a separation between the office of Chairman of the Board and the office of principal executive officer. The Board believes this structure is appropriate to the Company’s current circumstances because it ensures that the CEO, who is accountable to the Board, does not also occupy the position of leader of the Board.

Risk Oversight

The Board maintains a standing Risk Management Committee to assist management in identifying major risks associated with the Company’s activities and review management’s risk control policies to ensure consistent evaluation and mitigation of identified risk across the Company.

Committees of the Board of Directors and Meetings

Meeting Attendance.  During the fiscal year ended December 31, 2010, there were seven meetings of our Board of Directors, and the various committees of the Board met a total of twenty eight times. Other than Mr. Leitner and Mr. Spalluto, no director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during 2010. Mr. Leitner attended 67% and Mr. Spalluto attended 50% of the total number of meetings of the Board and of committees of the Board on which he served during 2010. Mr. Spalluto resigned from our Board of Directors on January 20, 2010.

Management Development and Compensation Committee.  Our Management Development and Compensation (“MD&C”) Committee met 10 times during fiscal 2010. The Committee has four members: Ervin R. Shames (Chairman), Stephen S. Cole, Edward D. Horowitz, and Michael E. Leitner. The MD&C Committee oversees our compensation and organizational matters. Specifically, the Committee reviews and approves management compensation policies, including target compensation levels for management that are based on industry benchmarks, the design of our annual bonus program and establishment of the program’s goals and the design of our long-term, equity-based incentive program. The Committee focuses, in particular, on the Chief Executive Officer (“CEO”) and the CEO’s direct reports. The Committee reviews and recommends goals for the CEO to the Board of Directors and evaluates the CEO together with the Board of Directors. In overseeing our management development policies and practices, the Committee consults with the CEO on succession plans and more broadly assesses the development and contingency plans for senior management staff. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com. Please also see the report of the MD&C Committee set forth elsewhere in this proxy statement.

Governance Committee.  Our Governance Committee met 5 times during fiscal 2010. The Committee has five members, John Dorman (Chairman), Bruce A. Jaffe, Donald W. Layden, Michael E. Leitner and Ervin R. Shames. The Committee evaluates the Board’s and its Committees’ current composition, organization and governance processes. It also identifies and recommends qualified candidates for director consideration and election by stockholders. The Committee conducts an annual assessment of the Board. In consultation with outside compensation experts, the Committee also designs and recommends to the Board of Directors the compensation policies for directors. Together with updates on industry best practices, legal developments and new securities regulations, the Committee recommends changes and adoption of new processes. The Committee also oversees the development and implementation of a Code of Business Conduct and Ethics for all of our Directors, executive officers and employees and develops and recommends to the Board corporate governance guidelines that are applicable to us. For a description of the process used by the Committee in evaluating and recommending director nominees, see “Nomination Process” below. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com.

Audit Committee.  Our Audit Committee met 7 times during fiscal 2010. Our Audit Committee has four members, William H. Washecka (Chairman), Bruce A. Jaffe, Donald W. Layden and Barry D. Wessler. Generally, the Audit Committee oversees our accounting policies, consolidated financial statements and our internal audit function. The Board of Directors has determined that all members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by the Nasdaq Global Select Market. The Board of Directors has determined that William H. Washecka is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Our Board of Directors has adopted a charter for the Committee, which is available at www.orcc.com.

Corporate Finance Committee.  Our Corporate Finance Committee met 1 time during fiscal 2010. This committee and its charter were merged into the Board of Directors effective December 8, 2010. The committee had four members, John C. Dorman (interim Chairman), Michael E. Leitner, Ervin R. Shames and William H. Washecka. Our Corporate Finance Committee consulted with and advised management and the Board of Directors on merger and acquisition opportunities and related financing. The Committee had overseen post-transaction integration matters and evaluation of potential acquisitions. The Committee has also consulted with and advised the Board on capital formation policies and implementation. As part of this function, it oversaw our treasury and investment management policies, including management of float associated with bill payment operations. The Committee also reviewed long-term financial projections and stockholder valuation, and it reviewed and recommended capital hurdle rates and our annual capital budget.

Risk Management Committee.  Our Risk Management Committee met 3 times during fiscal 2010. The committee has four members, Barry D. Wessler (Chairman), Stephen S. Cole, Edward D. Horowitz and William H. Washecka. The Risk Management Committee assists management in identifying major risks associated with the Company’s activities and reviews management’s risk control policies to ensure consistent evaluation and mitigation of identified risk across the Company and management’s communication of those policies to the Board.

IT & Security Committee.  Our IT & Security Committee met 2 times during fiscal 2010. This committee and its charter were merged into the Risk Management Committee effective December 8, 2010. The committee had four members, Barry D. Wessler, (Chairman), Stephen S. Cole, Edward D. Horowitz and Bruce A. Jaffe. The IT & Security Committee appraised the Company’s major information technology related projects and technology architecture decisions, confirmed that the Company’s information technology programs effectively support the Company’s business objectives and strategies, and confirmed the adequacy of the Company’s information technology security infrastructure.

Director Nomination Process

Our Governance Committee recommends candidates for nomination by the Board for election as directors. The Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In evaluating and determining whether to nominate a candidate for a position on our Board, the Committee will consider the criteria outlined in our corporate governance policy, which include high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2012 Annual Meeting of Stockholders using the procedures set forth in our Bylaws, it must follow the procedures described in “Stockholder Proposals and Nominations For Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating Committee, it should submit a recommendation to our Secretary at the address set forth on the first page of this proxy statement, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Annual Stockholders’ Meeting Attendance

The Company has no formal policy regarding director attendance of the Annual Meeting of Stockholders, but welcomes all directors to attend. No directors attended the 2010 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

Generally, stockholders who have questions or concerns should contact our Corporate Communications Department at (703) 653-2248; however, any stockholder who wishes to address questions regarding our business directly with the Board of Directors, including the non-management directors, should direct his or her questions to the Online Resources Corporation Board of Directors, c/o Corporate Secretary, Online Resources Corporation, 4795 Meadow Wood Lane, Chantilly, Virginia 20151. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Examples of inappropriate communications include material that is of a personal nature and unrelated to the business of the Company, as well as material that is profane, defamatory, vulgar or otherwise offensive. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Executive Officers Who Are Not Directors

The following table sets forth certain information regarding our executive officers who are not also members of the Board of Directors. All of our executive officers are at-will employees.

Name	Age	Position

Catherine A. Graham	50	Executive Vice President, Chief Financial Officer and Treasurer

Catherine A. Graham joined the Company in March 2002 and currently serves as Executive Vice President, Chief Financial Officer and Treasurer. She is responsible for general financial management as well as management of Human Resources, Legal and other corporate services functions. She has over 25 years of professional experience in financial disciplines, including technology, restaurant and banking companies. Ms. Graham most recently served as Chief Financial Officer of VIA NET.WORKS, Inc., then a publicly-held Internet service provider serving the international ISP markets with subsidiaries in multiple countries. From 1996 to 1998, she served as Vice President of Finance and Sr. Investor Relations Officer for Yurie Systems. Prior to her position with Yurie Systems, she served as Chief Financial Officer for Davco Restaurants, Inc., which was then the largest franchisee of Wendy’s International. Ms. Graham received a B.A. in Economics from the University of Maryland and an M.B.A. from Loyola College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Online Resources Corporation’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Online Resources is committed to best practices in the areas of executive compensation, pay for performance, equity, and independent director compensation. The following table summarizes our policies and practices.

Executive Compensation
We do not have employment agreements with our executives	Yes

Executive compensation is tied to performance	Yes

CEO salary is no more than 2 1/2 times salary of next highest paid named executive officer	Yes

Pay for Performance
Compensation Element	Link to Performance

Base Salary	Base salary increases are linked to individual performance

Annual Cash Incentives	Annual cash incentives are linked to achieving pre-determined Company objectives

Long-Term Incentives	Performance shares are granted based on predetermined Company objectives over the three-year performance period.

Benefits	The employee stock purchase plan encourages financial performance that drives increased shareholder value

Ownership Guidelines	The Directors and Officers are subject to ownership guidelines.

Equity
All stock-based incentive plans have been approved by shareholders	Yes

Our Equity Plan does not allow reloads, repricing, stock options issued at a discount to fair market value; or stock options to be transferred by a participant for consideration	Yes

Stock options are always awarded at an exercise price equal to or higher than the closing price of our common stock reported for the business day before the grant	Yes

We have not misdated or backdated stock options	Yes

We specify performance criteria in our stock based compensation plans	Yes

Independent Director Compensation
The majority of the director pay package is in the form of equity	Yes

The Company’s Director Stock Ownership Guidelines targets directors to own our equity worth at least 5X the annual retainer	Yes

The director pay package is regularly benchmarked to market and reviewed by an Independent Compensation Consultant	Yes

We use stock options as part of the director pay package	Yes
We do not have a director retirement program	Yes

We do not offer perquisites to directors	Yes

We only reimburse for expenses relating to service as a director	Yes

A director who is an employee of the Company does not receive any compensation for services as a director	Yes

The Management Development and Compensation (“MD&C”) Committee of our Board of Directors is responsible for establishing and maintaining all of our executive officer and senior management compensation programs. These programs are designed to attract and retain qualified executives and managers, and reward them for delivering value to our stockholders.

Our compensation programs’ levels and design are based on pay-for-performance. We target total compensation, including base salary and variable compensation opportunities, at market levels. Through our variable compensation opportunities we also provide the opportunity to earn total compensation between the 60th and 70th percentiles when we exceed our financial and operating targets and outperform our peers. Our variable compensation programs generally provide for 1) cash and/or restricted stock equity compensation tied to performance measures, 2) time-vested equity compensation issued as options that have value only if our stock price increases following their date of grant, and 3) time-vested equity compensation issued as restricted stock for which the value increases and decreases with the price of our common stock.

In April 2010, the MD&C Committee requested that management obtain compensation and pay for performance data from Equilar, Inc. to provide us with an analysis of our executive compensation programs compared to our peer group. This analysis provided the potential and actual awards paid under the executive annual and long-term incentive plans of our peers and compared that to our compensation programs and to company performance.

This analysis was also used to determine the reasonableness of the compensation package being offered to Joseph L. Cowan, our current President and Chief Executive Officer, who joined us on June 15, 2010. The MD&C Committee also consulted with Towers Watson, an independent compensation consultant, prior to establishing Mr. Cowan’s compensation. Mr. Cowan’s total cash compensation target, consisting of salary and annual incentive bonus, was at the 61st percentile of total cash compensation for the peer group. His equity grants for 2010 were in the 91st percentile of equity grants for the peer group, but this included hiring grants to induce Mr. Cowan to join the Company. If Mr. Cowan had been a continuing employee in 2010 and participated in our Long-Term Incentive Plan, his target grant amount would have been at the 42nd percentile of the peer group, which is what we would expect on an ongoing basis. The Committee determined that this compensation was reasonable compensation to attract an experienced CEO to Online Resources.

The Equilar analysis was also used to assess the alignment of executive compensation with operating and share price performance. The MD&C Committee concluded that while the Company’s recent operating and share price performance was at the low end of peer group performance, it was appropriate to establish compensation targets for a new CEO commensurate with the performance it expected him to deliver. His realized compensation relative to peer group performance will be reviewed and reported to shareholders in future periods. The compensation of our Executive Vice President and Chief Financial Officer was in the 20th percentile for total cash compensation and the lowest among the peer group for long-term equity incentive compensation, which is aligned with recent Company operating and share price performance.

In 2010, we had three Chief Executive Officers. Raymond T. Crosier, the Company’s then President and Chief Operating Officer, served as our first interim Chief Executive Officer from December 14, 2009 until his resignation on April 21, 2010. He was succeeded by John C. Dorman, then Co-Chairman of the Board and now Chairman of Board, who served as our second interim Chief Executive Officer until June 15, 2010. The Company’s permanent and current President and Chief Executive Officer, Joseph L. Cowan, joined the Company on June 15, 2010. The base salaries of the Chief Executive Officers other executive officers and senior management were paid in cash. All annual incentive compensation was paid in cash and all long-term incentive compensation was paid in equity. We paid both annual and long-term incentive compensation in equity for the years from 2007 through 2009, though as a matter of compensation philosophy, the MD&C Committee prefers to pay annual incentive compensation in cash and long-term incentive compensation in equity.

80% of our current President and Chief Executive Officer’s 2010 target total direct compensation was granted in equity. 45% of our Chief Financial Officer’s 2010 target total direct compensation was granted in equity. Through the grant of equity incentives, we seek to align the interests of our management team with the interests of our stockholders, by creating a direct link between compensation and stockholder return. We also believe that enabling our management team to achieve ownership in our Company at levels that are meaningful to them improves our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, equity-based incentive grants are an important element in enabling our management team to build savings for retirement.

Our interim Chief Executive Officers did not receive equity as part of their compensation for those roles. Mr. Crosier resigned from the Company prior to the compensation targets being approved for 2010 and equity being granted. Additionally, Mr. Dorman’s tenure as interim CEO was intended to be short-term therefore no long-term equity grants were made.

Given the high reliance on pay for performance in our compensation structure, the MD&C Committee believes it is important to look at realized equity compensation versus target compensation. On May 11, 2010, equity grants for long-term incentive compensation were calculated using a $4.77 share price, the then fair market value of our shares. During the remainder of 2010, our price per common share ranged between $3.64 and $5.35, closing at $4.65 on the date of vesting.

The MD&C Committee, in conjunction with executive management, will continue to review its compensation and benefits programs and make other adjustments if and as it believes necessary or prudent.

Compensation Philosophy and Objectives

•	A Meaningful Portion of Compensation Should be Performance-Based. We believe that variable compensation tied to company performance should represent a meaningful portion of total compensation for our executive officers and senior managers, and that the percentage of compensation tied to company performance should be highest for our executive officers.

•	90% of our President and Chief Executive Officer’s targeted 2010 compensation was “at-risk”, with 10% tied to the achievement of performance factors and an additional 27% in options that have value only if our stock price increases following their date of grant.

•	67% of our Chief Financial Officer’s targeted 2010 compensation was “at-risk”, with 44% tied to the achievement of performance factors.

•	Our Compensation Programs Should Emphasize Stock Ownership. We believe that stock ownership is a valuable tool to align the interests of managers and employees with those of stockholders. Our Board of Directors has established the following stock ownership guidelines for themselves as well as for executive officers and certain senior managers:

Stock Ownership Guidelines

Board Members	5 times annual cash compensation
Chief Executive Officer	5 times annual base salary
Other Named Executive Officers	3 times annual base salary

Stock ownership is defined to equal the value of owned shares, the vested portion of restricted stock or restricted stock units and any vested options that are in the money. Individuals are given up to four years from the date of hire, promotion to an eligible position or joining the Board to reach the targets. These targets are treated as guidelines, not as an absolute requirement, and the Board takes into account financial hardship or other extenuating circumstances in reviewing cases where targets are not met.

•	80% of our President and Chief Executive Officer’s targeted 2010 compensation was granted in equity.

•	45% of our Chief Financial Officer’s targeted 2010 compensation was granted in equity.

Much of this ownership can be accomplished through grants made as a part of the annual compensation of our Board members and under our long-term equity incentive plan, but open market purchases are encouraged to fill out or exceed the guidelines. We also provide the means for broader stock ownership by employees at all levels through our Employee Stock Purchase Plan.

•	Our Compensation Programs Must Provide the Opportunity to Achieve Competitive Total Pay. We need to hire, retain and motivate executive officers and senior managers with the requisite skills and experience to develop, expand and execute on our business opportunities, as this is essential to our success in providing value to stockholders. As such, we benchmark our compensation against companies in our industry sector or with similar operating characteristics. We target total compensation at market, with the opportunity to achieve total compensation between the 60th and 70th percentiles when we exceed our own targets and outperform our competition.

•	We Consider Total Compensation in Designing Our Programs. As a company targeting growth, we seek executive officers and senior managers who are motivated by the desire to participate in building an expanding, profitable and high quality organization. Since this type of employee values participation in our growth as much or more than base salary, the Committee looks at the aggregate of our base salary, annual incentive and long-term equity incentive compensation plans when assessing the adequacy, appropriateness and competitiveness of our compensation structure.

•	Our Compensation Programs Should Reward both Company and Individual Performance. In determining annual incentive and long-term equity incentive awards, we look primarily to company performance and the performance of our peers. However, merit increases to base salaries are weighted towards individual performance and we have spot bonus and other recognition programs to reward individual achievement.

Compensation Program Design

The MD&C committee reviews the design of our total compensation program on a regular basis, incorporating information and analysis provided by Equilar, Inc. which aggregates information from proxy statements and other documents filed with the SEC, as well as recommendations and best practices communicated periodically by Towers Watson, an independent compensation consultant.

For 2010, the MD&C Committee made one material modification to plan design. This was to change the allocation of long-term incentive grants among performance-vested restricted stock and time-vested restricted stock.

Our compensation program for executive officers and senior management currently consists of:

•	base salary,

•	annual cash or equity-based incentive compensation, and

•	long-term equity-based incentive compensation.

Our executive officers and senior management also participate in the broad-based benefits plans that are available to other employees and we avoid additional material perquisites.

We do have a severance policy that recommends severance benefits for all levels of employees upon termination without cause, and certain of our executive officers and senior managers have received assurances that their benefits under this policy will not be reduced because of potential future changes to our severance policy. However, the payout of all benefits under our severance policy are subject to Board consideration. We also entered into change in control severance agreements for the benefit of certain executive officers and members of senior management in the event of both i) a change in control of our Company and ii) termination of that person under specified circumstances within one year after the change in control. We also entered into specific severance agreements with our President and Chief Executive Officer as a part of his June 2010 agreement to join the Company. Additionally, we have entered into a limited number of severance agreements as a part of our acquisitions of other companies.

The MD&C Committee regularly requests benchmark compensation studies with regard to executive officer and senior management positions, to ensure that its decisions are based on current market information. Compensation studies provide relevant market data, trends and alternatives to consider when making compensation decisions, and the MD&C Committee uses the study information to construct management compensation plans that are intended to be both competitive and within established target ranges relative to market-median levels. The MD&C Committee uses information from a database provided by Equilar, Inc. which aggregates and provides analysis of information from proxy statements and other documents filed with the SEC.

The MD&C Committee has the sole authority to engage and terminate the engagements of any independent compensation consultants. Watson Wyatt and any other independent compensation consultants engaged by the Committee are not engaged by management in any other capacity, without the expressed consent of the MD&C Committee, so as to preserve their independence.

In making compensation decisions, the MD&C Committee compares total compensation and its components against a peer group of publicly traded financial technology companies . This peer group, which is reviewed and updated annually, consists of companies in the specific market sectors in which we compete with annual revenues of between $100 million and $1 billion and market capitalizations and employment levels that are reasonably similar to ours. The MD&C Committee believes the peer group is a reasonable representation of the market for management’s services.

The companies included in the peer group to construct our compensation decisions for 2010 are:

•	ACI Worldwide, Inc.

•	Bottomline Technologies, Inc.

•	CSG Systems International, Inc

•	Global Cash Access Holdings

•	S1 Corporation.

•	Tier Technologies, Inc.

•	TNS, Inc.

As a result of the limited number of companies in our peer group, the MD&C Committee also utilized commercially available survey data related to general industry executive compensation to identify market-median and other market elements related to our 2010 and ongoing compensation programs.

Compensation Elements

Base Salary.  Base salaries for our executive officers and senior managers are reviewed and reset annually. Given our total compensation approach and the value our executive and senior management places on participating in current and future growth, base salaries tend to be underweighted in our compensation structure. The Committee seeks to benchmark base salaries at approximately the 40th percentile of the high growth companies within the established peer group.

In addition to the market data from the peer group and other sources, the Committee considers other factors in arriving at or adjusting each executive officer’s base salary, including:

•	each executive officer’s scope of responsibilities,

•	each executive officer’s qualifications, skills and experience,

•	internal pay equity among senior executives, and

•	individual job performance, including both impact on current financial results and contributions to building longer-term stockholder value.

Within this framework, annual increases are primarily driven by individual performance.

During 2010, we continued a 5% pay cut from stated base salaries for our executives, managers and other staff that was taken in 2009. This was done to ensure our continuing financial health and to reset our general compensation framework to then market levels. While we have not restored any salary reductions, we did return to our practice of awarding performance review-driven merit increases in the first quarter of 2011.

Annual Incentive Compensation.  We provide annual incentive compensation for our executive officers, senior and mid-level managers under our Annual Incentive Plan. These individuals have the most direct influence over our financial and operating performance, and thus their annual incentive compensation is based on our performance against established performance goals.

The Annual Incentive Plan is designed to drive current period performance consistent with our stated long-term growth, profitability and service quality objectives. The Committee seeks to establish performance objectives at a level that rewards competitively superior performance with competitively superior compensation. Our annual incentive compensation is paid in cash, equity or a combination of the two, with the mix of payment type established at the beginning of each year.

Before the start of each year, the Committee determines the principal elements of the Annual Incentive Plan for the coming year:

•	performance goals,

•	bonus allocations to be tied to each of the performance goals, and

•	target bonus levels, expressed as either a percentage of salary or a fixed amount for each identified level or title grouping of management.

Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels, and may be reduced to zero, for results that do not fully meet the goals, with the amount of the increase or decrease based on a sliding scale determined by the MD&C Committee.

The MD&C Committee believes that in the context of its total compensation approach, the design of, and payouts under, the 2010 Annual Incentive Plan were fair to both participants and stockholders, and that the plan structure was appropriate.

No participant in our Annual Incentive Plan has exceeded $1 million in annual taxable compensation. As such, we have not had the material terms of the performance goals under our Annual Incentive Plan approved by stockholders as would be required to qualify for an exemption from limits on deductibility of compensation under Internal Revenue Code section 162(m) and related regulations. We will continue to monitor compensation levels and will consider submitting the material terms of our performance goals to stockholders if the compensation of any of our executive officers or senior managers materially exceeds this threshold.

Performance Goals and Bonus Allocations.  The MD&C Committee determines both the types of, and the targets for, the annual performance goals. Typical performance goals include annual or other periodic revenue growth or amount, operating profitability growth or amount, core net income growth or amount, free cash flow amount and service quality or other operating performance metrics. Some or all of these performance goals may be established on an adjusted basis, either for ease of measurement or to exclude factors beyond management’s control.

Financial performance goals are linked to our Board-approved budget and operating plan for the applicable period. We targeted our 2010 and 2011 budgets at a 60-70% probability level, which is then also the probability of our executives achieving the established performance targets for those periods.

The MD&C Committee selected the following as the performance goals for the 2010 Annual Incentive Plan:

•	revenue,

•	core earnings per share,

•	contract value realization, and

•	client retention

Corporate targets were established for each of these goals and the percentage of bonus payout tied to each of the goals was as follows:

Performance Goal	All Participants

Revenue	50%
Core Earnings per Share	30%
Contract Value Realization	10%
Client Retention	10%

The MD&C Committee determined that bonus payouts for all participants, including the executive officers, would be based entirely on achievement of the established corporate performance targets.

Payouts pursuant to the 2010 Annual Incentive Plan were paid in cash on March 3, 2011.

For the 2011 Annual Incentive Plan, the MD&C Committee has again selected revenue, core earnings per share as financial performance goals. It also again selected retention of existing client revenue as an operational performance goal. Performance targets have been established for each goal based on our 2010 financial and operating expectations. The MD&C Committee determined that it would change the percentage of bonus payout tied to each of the goals in order to emphasize our priority on revenue growth. For 2011, the percentage of bonus payout tied to each of the goals is as follows:

Performance Goal	All Participants

Revenue	45%
Core Earnings per Share	45%
Client Retention	10%

Annual Incentive Plan payouts to participants, including the executive officers, for 2011 will be based entirely on achievement of the established corporate performance targets. Payouts pursuant to the 2011 Annual Incentive Plan will be made in cash on or about March 1, 2012.

Target Bonus Levels.  The MD&C Committee establishes bonus targets for executive officers and certain members of senior management which are percentages of their actual base salaries. Fixed dollar bonus targets were established for other position or title groups within our management team.

Bonus targets are established by the MD&C Committee within its total compensation approach. Factors considered included peer group comparable compensation, internal compensation equity between participants of the same level or title, cash and equity compensation mix at the various levels of management and affordability.

For 2010, bonus targets for our executive officers were:

•	100% of base salary for our President and Chief Executive Officer, and

•	64% of base salary for our Executive Vice President and Chief Financial Officer.

Under the 2010 Annual Incentive Plan, management and executive officers earned bonuses of 103% of their targets. The bonus for our President and Chief Executive Officer was paid in cash in December 2010 and the bonus for our Executive Vice President and Chief Financial Officer paid in cash in March 2011.

For 2011, the MD&C Committee followed a consistent process and considered similar factors in establishing bonus targets. It concluded that the bonus target for our Chief Executive Officer should remain materially unchanged from the 2010 Annual Incentive Plan but that the bonus target for our Chief Financial Officer should be increased to 75% of base salary. As in prior year plans, participants may earn up to 150% of their bonus targets for significantly over-achieving against established performance goals.

Long-Term Equity-Based Incentive Compensation.  We make long-term incentive compensation available to our executive officers, senior and mid-level managers, generally in the form of time-vested stock options and restricted stock units and performance-vested restricted stock units. Through the grant of these equity incentives, we seek to align the long- term interests of our management team, including our executive officers, with the long-term interests of our stockholders, by creating a direct link between compensation and stockholder return. We also seek to enable members of our management team to achieve ownership in our Company at levels that are meaningful to them, thereby improving our ability to retain these employees. Further, as we offer no defined benefit retirement or pension plans, long-term equity-based incentive grants are an important element in enabling members of our management team to build savings for retirement.

Each year’s Long-Term Incentive Plan is designed to link compensation to our performance over the three year period beginning with the grant year. The MD&C Committee selected a three year period because they believed it was the longest period over which management could be expected to provide a reasonably accurate forecast. They also determined that it was possible to obtain similarly reasonable predictions of competitors’ future performance for this period, but not for longer.

Award targets for each three-year plan cycle are established by the MD&C Committee within its total compensation approach, including seeking alignment between performance and pay. Factors considered include estimated peer group performance, peer group comparable compensation, cash and equity compensation mix at the various levels of management and affordability.

Award targets are expressed as either a percentage of actual base salary or a fixed dollar amounts and are converted to share-equivalent grants generally based on the fair market value of our stock on the date of grant, as measured by the closing price per share on that date. The number of stock option shares granted is determined using the Black-Scholes option pricing model to determine the theoretical fair market value of the stock option on the date of grant. The stock options are exercisable at the fair market value on the date of grant. The number of restricted shares granted is generally determined using the fair market value on the date of grant. The restricted shares carry no exercise price.

Time-vested stock option and restricted stock grants vest annually over the three year period provided the participant continues to remain employed by us. Performance-vested restricted stock vests at the end of the three year period, with the number of shares that vest based on our performance against two performance targets established by the Committee for that three year period. As performance-vested restricted stock is intended to focus participants on our long-term performance and not reward tenure, participants having this grant type who leave us during the three year period may be entitled to partial vesting of their shares at the end of the three year period. They will be vested for either 33.3% or 66.7% of the shares that would have vested at the end of the three year period, if they were employed by us for at least one or two years of the period, respectively. All stock option grants have a seven year life.

Performance-vested restricted stock is tied to performance targets selected by the MD&C Committee for the three year period covered by the plan year’s performance-vested restricted stock grants. These performance goals will tend to be growth and profitability oriented and are intended to reflect the measures on which the capital markets value us. We believe that measures such as these best align the long-term interests of management and the stockholders.

The Committee also creates a vesting band around this target. Vesting of performance-vested restricted stock generally can be increased to as much as 150% of target levels for results that exceed the performance targets. Vesting can also be decreased below target levels, and may be reduced to zero, for results that do not fully meet the targets.

For 2010, our President and Chief Executive Officer received equity grants in conjunction with his hiring and did not participate in the Long-Term Incentive Plan. Therefore, the only executive officer with Long-Term Incentive Plan targets was our Executive Vice President and Chief Financial Officer, whose target was 79% of base salary.

All participants in the 2010 Long-Term Incentive Plan received grants consisting of time-vested stock options and restricted stock allocated as follows:

Time-Vested Restricted Stock	50%
Performance-Vested Restricted Stock	50%

The MD&C Committee continues to believe in tying a portion of plan grants to long-term performance. In 2009, it had eliminated performance vested restricted stock because of the difficulty of forecasting in uncertain economic conditions but reinstated performance-vested restricted stock for the 2010 plan year.

Our Long-Term Incentive Plan requires that when we complete an acquisition, disposition or other material transaction during one or more already established three year periods, we adjust our performance targets to reflect the impact that transaction is expected to have on existing performance targets. There were no such acquisitions made during 2010.

As of the date of this filing the MD&C Committee has not yet determined for 2011 whether grants will be made under the Long Term Incentive Plan for and if grants are made, what participant award targets should be.

Benefits and Perquisites.  We generally avoid perquisites. Our executive officers and senior managers receive the same benefits as are available to our other full-time employees. The exception to this is we allow our President and Chief Executive Officer up to $36,000 per year to cover housing and travel expenses.

Severance Compensation.  We do not have agreements with our executive officers and most of our senior managers that would provide severance benefits upon termination without cause or for good reason except for the change in control severance agreements described below. We do have a severance policy that specifies severance benefits for all levels of employees upon termination without cause and certain of our executive officers and senior managers have received assurances that their benefits under this policy will not be reduced because of potential future changes to our severance policy. However, the payout of all benefits under our severance policy are subject to Board consideration.

Under our policy, the severance period for our executive officers, excluding our President and Chief Executive Officer would be calculated as 12 months plus two weeks for every year of service. The Company entered into a separate severance agreement with our President and Chief Executive Officer. The severance period for our President and Chief Executive Officer would be 12 months if termination is prior to twelve months of employment and 18 months after twelve months of employment. For all executive officers, in recognition of this severance period and partial period service already provided, they would receive a lump sum severance payment equal to (i) their base pay at the then current rate, calculated for the severance period, (ii) their bonus target amount at the then current rate, calculated for the severance period, and (iii) the pro rata portion of any bonus for the for the bonus period in effect at the then expected payout rate subject to certain considerations. Additionally, any unvested equity that would have vested during the severance period, calculated as though vesting were monthly, would immediately vest and become exercisable. Our executive officers would also receive the health benefit plan coverage (medical, dental and vision insurance) in effect for they and their family for one year from the date of their termination.

On December 14, 2009, Raymond T. Crosier, our President and Chief Operating Officer, assumed the additional role of interim CEO during the search for a permanent CEO. He held that role until his resignation from Online Resources on April 20, 2010 and we agreed to pay him an amount equal to six months of his base salary and continue his health benefit plan coverage for 12 months in return for certain consideration. The compensation provided to Mr. Crosier totaled $121,125 for the six months of base salary and $10,193 for his health benefit plan coverage.

For Joseph L. Cowan, our President and Chief Executive Officer, and Catherine A. Graham, our Executive Vice President and CFO, if termination had occurred on December 31, 2010, the following represents the benefits that would have been paid under our policy:

			Current			Value of
		Base Salary	Period		Value of Post-	Acceleration of
	Severance	& Target	Pro Rata	Lump Sum	Termination	Vesting of	Total Payments &
	Period	Bonus	Bonus	Payment	Benefits	Equity Awards	Benefits
Name and Principal Position	(Months)	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)

Joseph L. Cowan	12	$1,000,000	$—	$1,000,000	$4,470	$746,785	$1,751,255
President and Chief Executive Officer
Catherine A. Graham	16	$366,152	$—	$488,203	$4,470	$314,096	$806,769
Executive Vice President and CFO

(1)	2010 Bonus was paid in cash.

(2)	Assumes the benefits in effect as of December 31, 2010.

(3)	Assuming the Company’s stock price at the close of business on December 31, 2010, $4.65.

We have also entered into severance agreements with a limited number of senior managers as a part of our acquisitions of other companies.

Potential Payments upon Termination or Change in Control.  We have change in control severance agreements for the benefit of certain executive officers and members of senior management in the event of (i) a change in control of our Company and (ii) termination of any such person under specified circumstances within one year after the change in control.

The change in control severance agreements have a “double trigger” feature, meaning that two events must occur in order for benefits to be paid to a participant. The first event must be a change in control of our Company, which is defined to be (i) any change in control required to be reported in response to Item 1(a) on Form 10-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Act”); (ii) a third person, including a “group” as such term is used in Section 13(d)(3) of the Act, becoming the owner of 50% or more of the combined voting power of our outstanding common stock, unless such acquisition is approved by a majority of our Board prior to such acquisition; or (iii) the directors on our Board cease for any reason to constitute at least a majority of the Board.

The second event, which must occur within one year after the change of control event, is either (i) the termination of the participant by us for reasons other than cause or disability or (ii) the resignation of the participant from employment for “good reason”. “Good reason” is defined to be any changes in the duties and responsibilities of the participant which are materially inconsistent with the duties and responsibilities of the participant within our Company immediately prior to the change in control, (ii) any material reduction of the participant’s compensation or aggregate benefits, (iii) any required relocation of the participant’s office beyond a 50 mile radius from the location of the participant’s office immediately prior to the change in control, or (iv) any failure by us to obtain the assumption of the change in control severance agreement by a successor of our Company.

In the event the “double trigger” occurs to a participant under the agreement, the participant shall be entitled to two categories of benefits. First, a lump sum severance payment equal to the participant’s average annual salary and bonus target during the three years preceding the change in control, multiplied by (i) 2.99 for each Group A participant (defined to be our executive vice president and chief financial officer), and (ii) 2.0 in the case of each Group B participant (defined to be one of our executive vice presidents in charge of Banking Services, eCommerce Services or Operations). Second, the health benefit plan coverage (medical, dental and vision insurance) in effect for such participant and the participant’s family as of the date of his or her termination shall be provided by us to the participant for one year from the date of the participant’s termination at the same premium rates as charged for employees of ours, as if the participant had continued in employment during such period. In addition, all outstanding options and other equity awards, if any, granted to a participant in the severance plan shall become fully vested and exercisable upon a change in control, and the restricted period with respect to any restricted stock or any other equity award granted to a participant shall lapse immediately upon such change in control. In addition, the benefits under the plan may be modified as necessary to ensure compliance with Section 409A of the Code governing deferred compensation arrangements.

As noted above the Company entered into a separate severance agreement with our President and Chief Executive Officer. In the event the “double trigger” occurs he shall be entitled to two categories of benefits. First, he will receive a lump sum severance payment equal to his average annual salary and bonus target during the three years preceding the change in control, multiplied by 1.5. Second, the health benefit plan coverage (medical, dental and vision insurance) in effect for he and his family as of the date of termination will be continued for 18 months from the date of his termination at the same premium rates as charged for other employees. In addition, if the “double trigger” occurs after 12 months of employment all his outstanding options and other equity awards shall vest as follows: (i) if the share price on the date of the change in control is equal to or less than $7 per share 50% of the unvested equity awards shall vest, (ii) if the share price on the date of the change in control is equal to or greater than $9 per share 100% of the unvested equity awards shall vest, and (iii) if the share price on the date of the change in control is greater than $7 per share but less than $9 per share the vesting percentage will be interpolated on a straight-line basis between 50% and 100% to apply to the unvested equity awards.

For Joseph L. Cowan, our President and Chief Executive Officer and Catherine A. Graham, our Executive Vice President and CFO, if termination had occurred on December 31, 2010, and assuming that no modifications of the benefits were required pursuant to Section 409A of the Code, the following represents the benefits that would have been paid to them under their plans:

Average
	Salary/Cash		Value of	Value of
	Bonus for 3		Post-	Acceleration of
	Preceding	Lump Sum	Termination	Vesting of	Total Payments &
	Years	Payment	Benefits	Equity Awards	Benefits
Name and Principal Position	($)	($)(1)	($)(2)	($)(3)	($)

Joseph L. Cowan	$1,000,000	$1,500,000	$6,705	$1,120,178	$2,626,883
President and Chief Executive Officer
Catherine A. Graham	$363,057	$1,085,540	$4,470	$428,722	$1,518,732
Executive Vice President and CFO

(1)	Payment must be made within 30 days of the date of termination.

(2)	Assumes the benefits in effect as of December 31, 2010.

(3)	Assuming the Company’s stock price at the close of business on December 31, 2010, $4.65.

Chief Executive Officer Compensation and Performance

For the individual occupying the role of CEO, the MD&C Committee reviews, determines and recommends to the Board for their approval the level for each of these compensation elements within its total compensation approach, using competitive benchmark data and methods consistent with those used for our other senior executives.

Mr. Crosier’s, Mr. Dorman’s, and Mr. Cowan’s compensation was determined by our Board of Directors, subsequent to discussion of a recommendation by the MD&C Committee. They did not recommend their own compensation nor did they attend the portions of the MD&C Committee or Board meetings where their compensation was being discussed. For 2010, Mr. Crosier did recommend compensation for the other named executive officer, and that compensation was approved by the MD&C Committee. For 2011, Mr. Cowan did recommend compensation for the other named executive officer, and that compensation was approved by the MD&C Committee.

Compensation for our first interim CEO, Mr. Crosier, consisted of an annual base salary, annual incentive compensation and long-term equity-based incentive compensation. He did not receive material perquisites or other personal benefits from the Company. Mr. Crosier’s annual base salary, annual incentive compensation and long-term equity-based incentive compensation remained unchanged when he assumed the role of interim CEO. He did, however, enter into a retention arrangement where he was granted restricted stock units with a value of $125,000 that would vest in full on January 1, 2011. We agreed that on January 1, 2011, we would pay Mr. Crosier a bonus equal to $10,000 for each month he served as interim CEO. As both the equity vesting and payment of the additional bonus amount were contingent upon continued employment with Online Resources, Mr. Crosier forfeited both upon his resignation from the Company.

Compensation for second interim CEO, Mr. Dorman, consisted of an annual base salary. He did not receive material perquisites or other personal benefits from the Company.

Mr. Cowan became our President and Chief Executive Officer on June 15, 2010. His compensation consists of annual base salary, annual incentive compensation and long-term equity based compensation. Additionally, he was granted equity upon his hiring as an inducement for him to join the Company. As a result of receiving these inducement grants, he did not participate in the Company’s Long-Term Incentive Plan for 2010.

In determining Mr. Cowan’s initial compensation, the MD&C Committee examined data and analysis provided by Equilar, Inc. describing compensation opportunities and payouts for Chief Executive Officers within our peer group. The MD&C Committee also consulted with Towers Watson, an independent compensation consultant, prior to establishing his compensation. Mr, Cowan’s total cash compensation target, consisting of salary and annual incentive bonus, was set at the 61st percentile of total cash compensation for the peer group. His equity grants for 2010 were in the 91st percentile of equity grants for the peer group, but this included hiring grants to induce Mr. Cowan to join the Company. If Mr. Cowan had been a continuing employee in 2010 and participated in our Long-Term Incentive Plan, his target grant amount would have been at the 42nd percentile of the peer group, which is what we would expect on an ongoing basis. The Committee determined that this compensation was reasonable compensation to attract an experienced CEO to Online Resources.

On an ongoing basis, Mr. Cowan’s compensation will be determined by our Board of Directors, subsequent to discussion of a recommendation by the MD&C Committee. The Company intends that Mr. Cowan will not recommend his own compensation or attend the portions of the MD&C Committee or Board meetings where his compensation is discussed.

For 2010 Mr. Cowan was paid a base salary of $500,000, prorated for time he served as CEO. He was also eligible for a $500,000 annual performance bonus under the Company’s Annual Incentive Plan, also prorated for the time he served as CEO, subject to achievement of the same goals and objectives established by the MD&C Committee of the Board for other participants in the Annual Incentive Plan. Mr. Cowan earned 103% of his prorated target bonus reflecting our performance against 2010 revenue and earnings targets.

Upon joining the Company, Mr. Cowan received options with a value on the grant date of $750,000 and an award of restricted stock with a value on the grant date of $1,000,000. The awards vest in four equal annual installments subject to Mr. Cowan’s continued employment. These awards were granted outside of the Company’s Amended and Restated 2005 Restricted Stock and Option Plan as an inducement for Mr. Cowan to join the Company. After 2010, Mr. Cowan will be eligible to receive annual equity awards under the Company’s Long-Term Incentive Plan consistent with terms for other senior executives of the Company and in the amount determined by the MD&C Committee. We expect those awards to be valued at between 66% and 100% of his total cash compensation.

Upon joining the Company, Mr. Cowan also purchased common stock with a value of $500,000 on the date of purchase and received a grant of an equal number of matching shares. The matching shares vested in full after he was employed by us for 9 months. Both the matching shares and the purchased shares may not be sold by Mr. Cowan until after he terminates his employment.

For 2011, Mr. Cowan’s annual base salary and annual incentive compensation target have remained the same as for 2010. The MD&C Committee will review these compensation elements and recommend any adjustments to the Board of Directors for discussion and approval once Mr. Cowan reaches his first anniversary of employment. As the MD&C Committee has not yet determined whether it will make grants for 2011 under the Company’s Long-Term Incentive Plan, and if it does, at what target levels, Mr. Cowan has not received any additional equity grants since his hire. If grants are made under this Plan for 2011, we expect that Mr. Cowan’s grants would be valued at approximately 66% of his total cash compensation. As a part of broader program of providing retention bonuses to key employees, Mr. Cowan has also been granted a $333,000 retention bonus which he will earn if he continues to be employed by the Company on March 31, 2012.

Mr. Cowan also participates in employee benefit plans and arrangements made available to senior executives of the Company. Additionally, he receives an allowance of up to $36,000 annually for housing and travel expenses.

Mr. Cowan’s employment with the Company is “at will” and may be terminated by either party at any time and for any reason. Mr. Cowan has agreed to non-competition and non-solicitation covenants during the tenure of his employment and for the 12 and 24 months, respectively, following the termination of his employment. In addition, Mr. Cowan entered into the Company’s standard Confidentiality and Non-Disclosure Agreement.

Mr. Cowan’s performance is subject to annual review by the Board of Directors. He is responsible for meeting the financial and operating targets laid out in the Company’s Annual Incentive and Long-Term Incentive plans. For the initial period of his employment, the Board of Directors asked Mr. Cowan to conduct a comprehensive assessment of our business and make recommendations for strategic direction and operating adjustments. The Board has determined that he completed that initiative successfully. For 2011 and beyond, the Board will also establish individual objectives for his strategic and personal leadership on which he will be evaluated.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the fiscal year ended December 31, 2010.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)	($)	($)	($)

Joseph L. Cowan	2010	$266,611	$269,877	$2,742,588	$1,242,594	$—	$—	$—	$4,521,670
President and Chief	2009	$—	$—	$—	$—	$—	$—	$—	$—
Executive Officer(6)	2008	$—	$—	$—	$—	$—	$—	$—	$—

Raymond T. Crosier	2010	$243,245	$—	$124,997	$—	$—	$—	$—	$368,242
Interim Chief Executive	2009	$238,367	$—	$182,406	$90,300	$—	$—	$—	$509,464
Officer, President and Chief	2008	$255,225	$—	$213,821	$120,010	$—	$—	$—	$839,630
Operating Officer(4)

Catherine A. Graham	2010	$220,303	$—	$301,373	$—	$—	$—	$—	$521,675
Executive Vice President,	2009	$208,699	$—	$143,159	$75,250	$—	$—	$—	$419,097
Chief Financial Officer and	2008	$235,265	$—	$178,453	$100,005	$—	$—	$—	$698,464
Treasurer

John C. Dorman	2010	$130,698	$—	$—	$—	$—	$—	$—	$130,698
Co-Chairman and Interim	2009	$—	$—	$—	$—	$—	$—	$—	$—
Chief Executive Officer(5)	2008	$—	$—	$—	$—	$—	$—	$—	$—

(1)	During 2008, Mr. Crosier and Ms. Graham elected to forego a portion of their cash salaries equal to $74,375, $42,500 and $39,169, respectively, in return for stock awards. The fair values of these stock awards are included in the Grant of Plan-Based Awards table.

(2)	The values represent the dollar amounts for the years shown of the aggregate grant date fair value of stock and option awards granted in those years in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. See our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008 for complete descriptions of the assumptions made in the valuation of the option and stock awards. The following table compares the probable outcome of certain performance based stock awards that are included in the table to the maximum value that could be earned.

	Probable Outcome of Performance Awards			Maximum Value at Grant Date
Name	2008	2009	2010	2008	2009	2010

Joseph L. Cowan	$—	$—	$2,242,593	$—	$—	$2,242,593
John C. Dorman	$—	$—	$—	$—	$—	$—
Matthew P. Lawlor	$126,447	$168,560	$—	$1,065,017	$301,000	$—
Raymond T. Crosier	$51,310	$92,107	$—	$421,897	$164,477	$—
Catherine A. Graham	$39,270	$67,909	$176,374	$324,020	$121,267	$176,374

(3)	Mr. Lawlor retired as our Chief Executive Officer on December 14, 2009. Mr. Lawlor resigned as our Chairman on January 20, 2010.

(4)	Mr. Crosier was appointed as our interim Chief Executive Officer on December 14, 2009. Mr. Crosier resigned as our interim Chief Executive Officer, President and Chief Operating Officer on April 20, 2010.

(5)	Mr. Dorman was appointed as our interim Chief Executive Officer on April 21, 2010 and serviced in this capacity until June 15, 2010.

(6)	Mr. Cowan was appointed President and Chief Executive Officer on June 15, 2010.

Grant of Plan-Based Awards

The following table summarizes the plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2010. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table that follows.

								All Other	All Other
								Stock	Option
								Awards:	Awards:			Grant Date
					Estimated Future			Number of	Number of	Exercise or		Fair Value
		Estimated Future			Payouts Under Equity			Shares of	Securities	Base Price	Closing	of Stock
		Payouts Under Non-Equity Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	of Option	Price on	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant Date	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)	($)

Joseph L. Cowan(1)	6/17/2010	$—	—	—	—	—	—	—	266,080	$4.67	$4.67	$750,000
Joseph L. Cowan(1)	6/17/2010	$—	—	—	—	—	—	214,132	—	$—	$4.67	$1,000,000
Joseph L. Cowan	6/17/2010	$—	—	—	—	—	—	107,066	—	$—	$4.67	$500,000
Raymond T. Crosier(2)	1/4/2010	$—	—	—	—	—	—	23,809	—	$—	$5.25	$125,000
Catherine A. Graham	1/4/2010	$—	—	—	—	—	—	23,809	—	$—	$5.25	$125,000
Catherine A. Graham	5/11/2010	$—	—	—	—	—	—	18,488	—	$—	$4.77	$88,188
Catherine A. Graham	5/11/2010	$—	—	—	9,244	18,488	27,732	—	—	$—	$4.77	$88,188

(1)	Mr. Cowan was appointed as our President and Chief Executive Officer on June 15, 2010.

(2)	Mr. Crosier was appointed as our interim Chief Executive Officer on December 14, 2009. Mr. Crosier resigned as our interim Chief Executive Officer, President and Chief Operating Officer on April 20, 2010. Mr. Crosier’s unvested stock and option awards were forfeited on the date of resignation except for those issued in lieu of cash.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option and stock awards held by our named executive officers at December 31, 2010.

						Stock Awards
									Equity
									Incentive
	Option Awards							Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:					Number of	Value of
			Number of				Market	Unearned	Unearned
	Number of	Number of	Securities				Value of	Shares,	Shares,
	Securities	Securities	Underlying			Number of	Shares or	Units or	Units or
	Underlying	Underlying	Unexercised	Option		Shares or	Units of	Other	Other
	Unexercised	Unexercised	Unearned	Exercise	Option	Units That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Options	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	Vested(2)	Vested	Vested(3)	Vested

Joseph L. Cowan(4)	266,080	266,080	—	$4.67	1/11/2011	214,132	$995,714	—	—
Raymond T. Crosier(5)	72,815	—	—	$2.30	1/1/2012	—	—	—	—
Raymond T. Crosier(5)	7,498	—	—	$11.05	12/30/2015	—	—	—	—
Catherine A. Graham	103,472	—	—	$3.20	3/18/2012	25,779	$119,872	18,488	$85,969
Catherine A. Graham	6,000	—	—	$8.59	12/31/2014	—	—	—	—
Catherine A. Graham	6,000	—	—	$6.21	12/11/2013	—	—	—	—
Catherine A. Graham	6,955	—	—	$11.05	12/30/2015	—	—	—	—
Catherine A. Graham	6,216	—	—	$11.05	1/1/2013	—	—	—	—
Catherine A. Graham	11,317	—	—	$9.70	1/16/2014	—	—	—	—
Catherine A. Graham	12,224	—	—	$12.01	1/2/2015	—	—	—	—
Catherine A. Graham	4,923	—	—	$10.24	2/28/2015	—	—	—	—
Catherine A. Graham	25,404	12,701	—	$3.44	3/6/2016	—	—	—	—

(1)	The following number of stock options vest on the following dates:

Joseph L. Cowan(4)		Raymond T. Crosier(5)		Catherine A. Graham
Number of Options	Vest Date	Number of Options	Vest Date	Number of Options	Vest Date

66,520	6/17/2011	—	—	12,701	1/1/2012
66,520	6/17/2012	—	—	—	—
66,520	6/17/2013	—	—	—	—
66,520	6/17/2014	—	—	—	—

(2)	The following number of shares vest on the following dates:

Joseph L. Cowan(4)		Raymond T. Crosier(5)		Catherine A. Graham
Number of Shares	Vest Date	Number of Shares	Vest Date	Number of Shares	Vest Date

53,533	6/15/2011	—	—	7,291	1/1/2012
53,533	6/15/2012	—	—	6,163	5/11/11
53,533	6/15/2013	—	—	6,163	5/11/12
53,533	6/15/2014	—	—	6,162	5/11/13

(3)	The following number of incentive plan shares vest on the following dates:

Joseph l. Cowan(4)		Raymond T. Crosier(5)		Catherine A. Graham
Number of Shares	Vest Date	Number of Shares	Vest Date	Number of Shares	Vest Date

—	—	—	—	18,488	5/11/13

(4)	Mr. Cowan was appointed as our Chief Executive Officer on June 15, 2010.

(5)	Mr. Crosier was appointed as our interim Chief Executive Officer on December 14, 2009. Mr. Crosier resigned as our interim Chief Executive Officer, President and Chief Operating Officer on April 20, 2010. Mr. Crosier’s unvested stock and option awards were forfeited on the date of resignation except for those issued in lieu of cash.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options and vesting of restricted stock units for our named executive officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Joseph L. Cowan	—	$—	—	$—
Raymond T. Crosier	117,684	$155,126	44,924	$201,058
Catherine A. Graham	—	$—	34,489	$155,429
John C. Dorman	—	$—	22,271	$101,331

Pension Benefits

The table disclosing the actuarial present value of our named executive officers accumulated benefit under defined benefits plans, the number of years of credited service under each such plan and the amount of pension benefits paid to each named executive officer during the year is omitted because we do not have a defined benefit plan for named executive officers. The only retirement plans available to named executive officers in 2010 were our qualified 401(k) savings and retirement plan, which is available to all employees.

Non-Qualified Deferred Compensation

The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, and each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans is omitted because we had no non-qualified deferred compensation plans or benefits for named executive officers or other employees in 2010.

Change-in-Control Arrangements

Under our 2005 Restricted Stock and Option Plan, with respect to grants made before January 1, 2010, the grants to all employees who were employed for at least two years prior to a change of control vest upon a change of control. For all other employees, their grants under this plan shall vest upon the one year anniversary of the change of control or as to any of such employees whose employment is terminated prior to such anniversary, upon the date of termination. With respect to grants made after December 31, 2009, in the event of a change of control grants to any employee will vest upon termination of the employee’s employment if such termination was by the Company other than for cause or by the employee for good reason and if such termination occurs on or before the first anniversary of a change of control. Please also refer to our prior discussion in the “Potential Payments Upon Termination or Change in Control” section of this document.

Director Compensation

Each non-employee Director receives a one-time option to purchase shares of common stock with a fair market value of $39,000 (with an exercise price at the fair market value of the common stock at the time of grant) at the beginning of his or her initial term. The stock option vests annually over three years. Additionally, each non-employee Director receives annually (i) a fee of $29,000, (ii) an additional fee of $2,500 for each Board Committee on which he or she serves as the Chairperson, (iii) an additional fee of $1,250 if he or she serves on the Audit Committee, (iv) stock awards with a fair market value of $39,000, (v) an additional stock award with a fair market value of $2,500 for each Board Committee on which he serves as the Chairperson, and (vi) an additional stock award with a fair market value of $1,250 if he or she serves on the Audit Committee. The cash fees are paid in quarterly installments. The stock awards are granted at the beginning of each annual term and they vest over the course of one year. We reimburse Directors for expenses they incur in connection with attending Board and Committee meetings. The employee director and the appointed designee of the holders of our Series A-1 Preferred Stock do not receive any compensation for their participation in Board or Committee meetings.

The following table summarizes the cash, equity awards and other compensation earned, paid or awarded to each of our independent Directors during the fiscal year ended December 31, 2010.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)	($)(1)	($)(2)	($)	($)	($)(3)	Total ($)

Stephen S. Cole	$27,100	$32,510	$—	$—	$—	$—	$59,610
John C. Dorman	$33,946	$101,331	$—	$—	$—	$114,000	$249,277
Donald W. Layden	$15,126	$11,580	$39,041	$—	$—	$—	$65,747
Edward Horowitz	$26,100	$31,222	$—	$—	$—	$—	$57,322
Bruce A. Jaffe	$27,226	$32,228	$—	$—	$—	$—	$59,454
Michael E. Leitner	$—	$—	$—	$—	$—	$—	$—
Ervin R. Shames	$28,350	$33,228	$—	$—	$—	$—	$61,578
Joseph J. Spalluto(3)	$—	$—	$—	$—	$—	$—	$—
William H. Washecka	$29,476	$34,234	$—	$—	$—	$—	$63,710
Barry D. Wessler	$29,476	$49,232	$—	$—	$—	$—	$78,708

(1)	The values represent the aggregate grant date fair value of stock awards granted in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named Directors. See our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008 for complete descriptions of the assumptions made in the valuation of the stock awards.

(2)	The value represents the aggregate grant date fair value of stock awards granted in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the named Directors. See our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008 for complete descriptions of the assumptions made in the valuation of the option awards. The grant shown is a one-time option award grant for Mr. Layden for being elected to serve on the Company’s Board. His term began June 2, 2010.

(3)	From June 15, 2010 through September 14, 2010 the Company entered into a consulting agreement with Mr. Dorman totaling $114,000.

As of December 31, 2010, the number of aggregate shares underlying outstanding option awards held by the Directors is as follows:

Option Awards
Name	Outstanding

Stephen S. Cole	22,431
Joseph L. Cowan	266,080
John C. Dorman	12,420
Edward A. Horowitz	12,420
Bruce A. Jaffe	12,420
Donald W. Layden	15,310
Ervin R. Shames	42,220
William H. Washecka	27,753
Barry D. Wessler	23,740

(3)	Joseph J. Spalluto resigned as a member of the Board on January 20, 2010.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

Ervin R. Shames, Chairman
Stephen S. Cole
Edward D. Horowitz
Michael E. Leitner

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Global Select Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements, systems integrity and security procedures and the quality of internal and external audit processes. The Committee’s role and responsibilities are set forth in its charter adopted by the Board. The Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing Online Resources Corporation’s overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Online Resources Corporation’s independent registered accountants. In fulfilling its responsibilities for the consolidated financial statements for 2010, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and KPMG LLP, Online Resources Corporation’s independent auditors for that period;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Online Resources Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

MEMBERS OF THE ONLINE RESOURCES
CORPORATION AUDIT COMMITTEE

William H. Washecka, Chairman
Bruce A. Jaffe
Donald W. Layden
Barry D. Wessler

PERFORMANCE GRAPH

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during the period commencing on December 31, 2004 and ending on December 31, 2009 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between our share price at the end and the beginning of the measurement period; by (B) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq Stock Market and the Interactive Week Internet Index (IIX) during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

Comparison of Cumulative Total Return Among Online Resources Corporation,
Nasdaq Stock Market and Interactive Internet Week Index

	Fiscal Year Ended December 31,
	2005	2006	2007	2008	2009	2010

Online Resources Corporation, Common Stock	$100	$92	$108	$43	$48	$42
Interactive Week Internet Index (IIX)	$100	$110	$120	$72	$103	$120
Nasdaq Stock Exchange Composite Index	$100	$114	$131	$76	$133	$175

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2010 all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act were filed on a timely basis.

ELECTION OF DIRECTORS

(Proposal 1)

Our Board of Directors currently consists of ten members, classified into three classes as follows: (1) Joseph L. Cowan, William H. Washecka and Stephen S. Cole constitute a class with a term ending at the upcoming 2011 Annual Meeting (the “Class I Directors”); (2) John C. Dorman, Edward D. Horowitz and Bruce A. Jaffe constitute a class with a term ending at the 2012 annual meeting (the “Class II Directors”); and (3) Donald W. Layden, Jr., Ervin R. Shames and Barry D. Wessler constitute a class with a term ending at the 2013 annual meeting (the “Class III Directors”). Michael E. Leitner serves as the designee of the holders of our Series A-1 Preferred Stock, for whom Tennenbaum Capital Partners, LLC serves as the advisor. While elected to serve on our Board of Directors by the members of the Board, Mr. Leitner is not a member of a class. At each annual meeting of our stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Governance Committee recommended, and the Board of Directors voted to nominate, William H. Washecka and Joseph L. Cowan for election at the 2011 Annual Meeting for a term of three years, each of whom has consented to be nominated, and has consented to be named in this proxy statement and serve, if elected. Steven S. Cole informed the Board that he has decided not to stand for reelection but will continue to serve the remainder of his term, which will expire at the 2011 Annual Meeting. The Board has elected not to fill this vacancy and has established the number of directors at nine, as of the conclusion of the 2011 Annual Meeting. The directors elected by the stockholders at the 2011 Annual Meeting to serve on the Board will serve until the 2014 annual meeting of stockholders, and until their successors are elected and qualified. The Class II Directors and the Class III Directors will serve until our annual meeting of stockholders to be held in 2012 and 2013, respectively, and until their respective successors are elected and qualified.

Unless authority to vote for any of these nominees is withheld, any shares voted by the enclosed proxy card will be voted FOR the election of William H. Washecka and Joseph L. Cowan as members of the Board of Directors. In the event that any nominee becomes unable or unwilling to serve, the Company may nominate a substitute nominee and such person will be named and information regarding such person will be provided to stockholders in a proxy supplement and revised proxy card disseminated at that time.

A plurality of the votes of the shares present in person or represented by proxy at the 2011 Annual Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF WILLIAM H. WASHECKA AND JOSEPH L. COWAN AS MEMBERS OF OUR BOARD OF DIRECTORS UNDER PROPOSAL 1 ON THE PROXY CARD, AND PROXIES GRANTED WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal 2)

The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending December 31, 2011. The Board proposes that the stockholders ratify this appointment. KPMG audited our consolidated financial statements for the fiscal year ended December 31, 2010. We expect that representatives of KPMG will be present at the meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by KPMG for the audit of our annual consolidated financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by KPMG during those periods.

	2010	2009

Audit fees(1)	$1,147,499	$1,231,342
Audit related fees	—	—
Tax fees All other fees	—	—

Total	$1,147,499	$1,231,342

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as reviews of our quarterly reports on Form 10-Q, compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and research to comply with generally accepted accounting principles.

All of the services set forth above in the categories were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C).

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

Although shareholder ratification is not required, the selection of KPMG is being submitted for ratification at the 2011 Annual Meeting with a view towards soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG’s selection is not ratified at the 2011 Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate KPMG’s engagement as our independent accountants and engage other independent accountants without the approval of our shareholders whenever the Audit Committee deems appropriate.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the 2011 Annual Meeting is required to ratify the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS UNDER PROPOSAL 2 ON THE PROXY CARD, AND PROXIES GRANTED WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ADVISORY VOTE ON OVERALL PAY-FOR-PERFORMANCE
EXECUTIVE COMPENSATION PROGRAM

(Proposal 3)

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program. The Company recommends that the shareholders approve the Company’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.

The Management Development and Compensation Committee and the Board of Directors believe that the executive compensation program, as described in the Compensation Discussion and Analysis and other sections noted in the resolution, reflects a pay-for-performance culture at the Company. The Management Development and Compensation Committee and Board of Directors believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short and long-term interests of the Company’s shareholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision, the Board of Directors asks that shareholders consider the following:

•	The Company’s executive compensation program contains a high proportion of incentive based pay as a percent of total compensation. The Management Development and Compensation Committee has, and will continue to, structure executive compensation program for our executive officers and senior management that will have a meaningful portion of total compensation be tied to Company performance. For 2010, between 40% and 50% of the cash compensation targets for our executive officers were tied to Company performance, with similar variable compensation targets for 2011.

•	The Company’s executive compensation program relies heavily on stock-based awards. The Management Development and Compensation Committee generally believe our executive officers and senior management should accumulate meaningful equity stakes over time to further align their economic interests with those of shareholders for increasing shareholder value. Upon his hiring, our Chief Executive Officer was granted equity valued at $1.75 million that will vest annually over four years so long as he remains employed by the Company. While our CEO’s hiring equity grants replaced his participation in our Long-Term Incentive Plan for 2010, we expect that he will participate in future Plan at levels typically representing approximately 50% of his total compensation targets, and our other executive officer would participate at levels typically representing 37% of total compensation targets.

•	The Company offers limited perquisites. Other than providing for our Chief Executive Officer an allowance of up to $36,000 annually for housing and travel expenses the Company does not offer perquisites.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Management Development and Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON OVERALLPAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM UNDER PROPOSAL 3 ON THE PROXY CARD, AND PROXIES GRANTED WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTES

(Proposal 4)

As described in Proposal 3 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “Say on Pay” vote.

This proposal 4, commonly known as a “Say When on Pay” or a “Say on Frequency” vote, gives you as a shareholder the opportunity to vote on how frequently the Company’s shareholders are given an opportunity to cast a “Say on Pay” vote in its proxy materials for future annual shareholder meetings (or any special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, you may vote to have a “Say on Pay” vote take place every year, every two years or every three years. You may also choose to abstain.

The Management Development and Compensation Committee and the Board of Directors recognize the importance of receiving regular input from the Company’s shareholders on important issues such as executive compensation. The Management Development and Compensation Committee and the Board of Directors also believe a well-structured compensation program should include features that drive the creation of shareholder value over the long term, as well as the short term. While acknowledging that may shareholders may believe that the effectiveness of a compensation program that focuses on long-term as well as short-term interest of the Company and its shareholders cannot be evaluated on an annual basis, the Management Development and Compensation Committee and the Board of Directors believe that, initially, it should receive advisory input annually from the Company’s shareholders.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Board of Directors will seriously consider the outcome of this vote when determining how often to hold a “Say on Pay” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EVERY YEAR (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS) UNDER PROPOSAL 4.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our directors, officers (including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Principal Accounting Officer, Controller and any person performing similar functions) and employees. We have made the code of conduct and ethics available on our website at www.orcc.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days after the date of the amendment or waiver, unless website posting of such amendments or a waiver thereof is then permitted by the rules of the NASDAQ Global Select Market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2010 and at various times through the mailing date of this proxy statement, the Company entered into commercial transactions totaling approximately $152,000 in value with UniDEL Advisors Pvt. Ltd., an Indian company, for consulting services related to the development of our India operations. Our Chief Technology Officer is a board member of SoftDEL Systems, an affiliate of UniDEL.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the 2011 Annual Meeting. If any other business is properly brought before the 2011 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

To be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2012, a stockholder proposal must be received by the Secretary at our principal executive offices not later than February 3, 2012. Any such proposal will be subject to rules and regulations under the Securities Exchange Act of 1934, as amended.

Our Bylaws provide an advance notice procedure for a stockholder to properly bring a proposal before, or nominate directors for election at, an annual meeting. The stockholder must give timely written notice to the Secretary of Online Resources Corporation. To be timely, a stockholder notice of the proposal must be delivered or mailed to and received at our principal executive office not less than ninety (90) days prior to the date of such annual meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice of the proposal by the stockholder must be received not later than the close of business on the tenth day following the date on which notice to stockholders of such annual meeting date was mailed or such public disclosure was made. Proposals received after such date will not be voted on at such annual meeting. If a proposal is received before that date, the proxies that management solicits for such annual meeting may still exercise discretionary voting authority on the stockholder proposal under circumstances consistent with the proxy rules of the SEC.

Chantilly, Virginia
June 17, 2011

4795 MEADOW WOOD LANE CHANTILLY, VA 20151 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Online Resources Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Online Resources Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE! YOUR VOTE IS IMPORTANT! TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ONLIR1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ONLINE RESOURCES CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” THE PROPOSALS. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote on Directors 1.ELECTION OF DIRECTORS (or if the nominee is not available for election, such substitute as the Board of Directors may designate): Proposal to elect the following nominees each as a Director of the Company: 01) Donald W. Layden, 02) Ervin R. Shames, 03) Barry D. Wessler 000 Vote on Proposals 2.Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the Company’s year ending December 31, 2010. For Against Abstain 000 Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting.00 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ONLINE RESOURCES CORPORATION 4795 MEADOW WOOD LANE CHANTILLY, VIRGINIA 20151 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JULY 1, 2010 2:00 P.M. EASTERN DAYLIGHT TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated June 4, 2010 in connection with the Annual Meeting of Stockholders to be held on Thursday, July 1, 2010, at 2:00 P.M. Eastern Daylight Time, at our Corporate Headquarters, located at 4795 Meadow Wood Lane, Chantilly, VA 20151, and hereby appoints John C. Dorman and Catherine A. Graham, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Online Resources Corporation that are registered in the name provided in this Proxy and that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers that undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed t o vote or act as follows on the proposals set forth in this Proxy. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSAL 1 (THE ELECTION OF DIRECTORS) AND FOR PROPOSAL 2 (RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS). IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)